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                                                                       Exhibit 5

                                Quarles & Brady
                           411 East Wisconsin Avenue
                           Milwaukee, WI 53202-4497



                                August 12, 1998


Applied Power Inc.
13000 West Silver Spring Drive
Butler, Wisconsin 53007-1093

     Re:  ZERO Corporation 1988 and 1994 Stock Option Plans

Ladies and Gentlemen:

     We are providing this opinion in connection with the Registration Statement of Applied Power Inc. (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 529,836 shares of Class A Common Stock, par value $.20 per share ("Shares"), of the Company upon the exercise of stock options outstanding under ZERO Corporation's ("ZERO") 1988 Stock Option Plan and 1994 Stock Option Plan (the "Plans") which were assumed by the Company and converted into options to acquire Class A Common Stock of the Company pursuant to the Agreement and Plan of Merger by and among the Company, ZERO and STB Acquisition Corporation ("Acquisition"), a wholly owned subsidiary of the Company, dated as of April 6, 1998 (the "Merger Agreement"). Pursuant to the Merger Agreement, ZERO became a wholly owned subsidiary of the Company through the merger of Acquisition into ZERO on July 31, 1998. Under the Merger Agreement, each outstanding share of ZERO Common Stock, par value $.01 per share ("ZERO Common Stock"), was converted into 0.85 (the "Exchange Ratio") shares of Class A Common Stock of the Company and each option to purchase ZERO Common Stock outstanding under the Plans was assumed by the Company and converted into an option to purchase shares of Company Common Stock on terms adjusted to reflect the Exchange Ratio (a "ZERO Option").

     We have examined: (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date; (iii) the Merger Agreement; (iv) the Plans; (v) the corporate proceedings relating to the authorization for the issuance of the Shares in accordance with the Merger Agreement; and (vi) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion.

     On the basis of the foregoing, we advise you that, in our opinion:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

     2. The Shares to be sold from time to time upon the exercise of the ZERO Options assumed under the Plans which are original issuance shares, when issued and paid for as contemplated by the Registration Statement, the ZERO Option agreements and the Plans, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par
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Applied Power Inc.
August 12, 1998
Page 2


          value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985)
          (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023).

     The Company's Secretary, Anthony W. Asmuth III, is a partner of Quarles & Brady, which serves as counsel to the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.


                                       Very truly yours,


                                       QUARLES & BRADY